UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 22, 2015

NUTRASTAR INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52899	80-0264950
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

4/F Yushan Plaza
51 Yushan Road
Nangang District, Harbin 150090
People's Republic of China
(Address of Principal Executive Offices)

(86) 451-82287746
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 22, 2015, the board of directors (the “Board”) of Nutrastar International Inc. (the “Company”), in accordance with Article III of the Company’s Amended and Restated Bylaws, elected Mr. David Chong as director (“Mr. Chong”) of the Company to fill the vacancy created by Henry Ngan’s resignation. The Board has also determined that Mr. Chong is an “independent director” as defined by Rule 5605(a)(2) of the NASDAQ Listing Rules. Mr. Chong is expected to be named to one or more committees of the Board, however, no determination has yet been made as to which committees he will be named.

On the same day, the Company entered into an Independent Director Contract and an Indemnification Agreement with Mr. Chong. Under the terms of the Independent Director Contract, the Company agreed to grant, under the Company’s 2009 Equity Incentive Plan (the “Plan”), to Mr. Chong, 40,000 restricted shares of the Company’s common stock (the "Restricted Shares") as compensation for the services to be provided by him as a director of the Company. Under the terms of the Indemnification Agreements, the Company agreed to indemnify Mr. Chong against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by Mr. Chong in connection with any proceeding if Mr. Chong acted in good faith and in the best interests of the Company.

On December 22, 2015, the Company also entered into a restricted shares grant agreement with Mr. Chong to evidence the grant of the Restricted Shares (the "Restricted Shares Grant Agreement"). The Restricted Shares will vest in equal installments on a semi-annual basis over a two-year period. If Mr. Chong’s service with the Company ceases for any reason other than his (a) death, (b) disability, (c) retirement, or (d) termination by the Company without cause, any unvested Restricted Shares will be automatically forfeited to the Company.

The foregoing descriptions of the Independent Director Contract, the Indemnification Agreement and the Restricted Shares Grant Agreement do not purport to be complete and are qualified in their entirety by reference to the Independent Director Contract, the Indemnification Agreement and the Restricted Shares Grant Agreement which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Mr. David Chong, a citizen of Singapore, is currently a founder and director of Industrial Conservation of Energy Pte Ltd., a Singapore company. Mr. Chong was an Investor Relation consultant with China Recycling Energy Corporation (Nasdaq: CREG) until September 2015 and served as CREG’s Chief Financial Officer and Secretary from January 2011 to May 2015. Prior to Mr. Chong’s appointment as CREG’s Chief Financial Officer and Secretary, he served as a consultant with CREG since June 2010. Prior to joining CREG, Mr. Chong served as CFO for Guangdong Yan Zhi Hong Shoes Manufacturing Co., Ltd (“YZH”) from January, 2007 to December, 2010. From 1991 to 2007, Mr. Chong served as the Financial Controller for Amtek Engineering Limited’s China Operations, where he managed the financial operations of six plants in China with annual revenues in excess of $250 million. Mr. Chong holds the qualification in Professional Accountancy Studies from ACCA (the Association of Chartered Certified Accountants) and is fluent in both spoken and written English and Mandarin. Mr. Chong is very experienced in working with large manufacturing companies, his familiarity in navigating China, U.S., Europe, Singapore and other capital markets and has significant expertise in international financial management and operations, auditing, funding, business development, internal control maintenance, corporate governance and investor relations.

There are no arrangements or understandings between Mr. Chong and any other persons pursuant to which Mr. Chong was selected as a director and there are no transactions between the Company and Mr. Chong that would require disclosure under Item 404(a) of Regulation S-K.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit	Description
10.1	Independent Director Contract, dated December 22, 2015, by and between the Company and David Chong.

10.2	Indemnification Agreement, dated December 22, 2015, by and between the Company and David Chong.

10.3	Restricted Shares Grant Agreement, dated December 22, 2015, by and between the Company and David Chong.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nutrastar International Inc.

Date: December 28, 2015

/s/ Robert Tick
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Independent Director Contract, dated December 22, 2015, by and between the Company and David Chong.

10.2	Indemnification Agreement, dated December 22, 2015, by and between the Company and David Chong.

10.3	Restricted Shares Grant Agreement, dated December 22, 2015, by and between the Company and David Chong.